Exhibit 5

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

May 6, 2016

Burlington Northern Santa Fe, LLC

Ladies and Gentlemen:

We have acted as counsel for Burlington Northern Santa Fe, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale, from time to time pursuant to Rule 415 under the Securities Act, of an indeterminate number of debt securities of the Company (the “Securities”) to be issued under an indenture dated as of December 1, 1995, between the Company (as successor to Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Predecessor”)) and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), and the Fifth Supplemental Indenture, dated as of February 11, 2010, among the Predecessor, R Acquisition Company, LLC, a Delaware limited liability company (subsequently renamed Burlington Northern Santa Fe, LLC), and the Trustee (the Indenture, as so supplemented, the “Indenture”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the Registration Statement. As to various questions of fact material to this opinion, we have relied upon representations of officers or managers of the Company and documents furnished to us by the Company without independent verification of their accuracy. In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws, (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (c) a prospectus supplement or term sheet will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws, (d) any Securities to be issued will be issued and sold in accordance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (e) a definitive purchase, underwriting or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company, together with the other parties thereto and (f) none of the terms of the Securities, nor the issuance and delivery of the Securities, nor the compliance by the Company with the terms of the Securities will violate any applicable laws or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company, we are of the opinion that:

1. When (a) the Trustee has been qualified to act as trustee under the Indenture, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (c) the Board of Managers of the Company, a duly constituted and acting committee thereof or any officers of the Company delegated such authority (such Board of Managers, committee or officers being hereinafter referred to as the “Board”) has taken all necessary action to approve the due and valid issuance and terms of a particular series of Securities, the terms of the offering thereof and related matters and (d) such Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and any other agreements approved by the Board in connection with the issuance of such Securities, including any supplemental indenture related thereto, and the applicable definitive purchase, underwriting or similar agreement, upon receipt by the Company of the consideration therefor provided for in such definitive purchase, underwriting or similar agreement, such Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the Delaware Limited Liability Company Act, the laws of the State of New York and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Validity of Securities” in the prospectus forming a part of the Registration Statement and that we may be referred to under a similar heading in a prospectus supplement filed after the effective date of the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Burlington Northern Santa Fe, LLC

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830